Exhibit 99.1

SPHERE ENTERTAINMENT CO. REPORTS
FIRST QUARTER 2026 RESULTS

NEW YORK, N.Y., May 5, 2026 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the first quarter ended March 31, 2026.
Recent highlights for the Company’s Sphere segment include:
•Plans to bring Sphere to Abu Dhabi and National Harbor continue to move forward, while the Company also remains in discussions with a significant number of markets globally regarding additional large and smaller-scale Sphere venues;
•The Wizard of Oz at Sphere, the Sphere Experience that opened in Las Vegas on August 28, 2025, surpassed its 500th showing in March;
•Metallica announced a new concert residency at Sphere, with 24 concerts planned beginning in October 2026, while Backstreet Boys announced they will return this summer, extending their residency run to 56 nights total;
•The Company continues to draw robust interest from Exosphere advertisers and sponsors, including the announcement in April of a new multi-year sponsorship agreement with Evian.
For the three months ended March 31, 2026, the Company reported revenues of $386.4 million, an increase of $105.8 million, or 38%, as compared to the prior year quarter. In addition, the Company reported operating income of $7.2 million, an increase of $85.8 million, and adjusted operating income of $110.0 million, an increase of $74.0 million, both as compared to the prior year quarter.(1)
Executive Chairman and CEO James L. Dolan said, “Today’s results demonstrate our continued success proving out Sphere’s business model. Looking ahead, we remain focused on maximizing that model’s full potential in Las Vegas, while executing on our long-term vision for a global network of Sphere venues.”
Segment Results for the Three Months Ended March 31, 2026 and 2025:

(In millions)	Three Months Ended
	March 31,		Change
	2026	2025	$	%
Revenues:
Sphere	$266.0	$157.5	$108.4	69%
MSG Networks	120.4	123.0	(2.6)	(2)%
Total Revenues	$386.4	$280.6	$105.8	38%
Operating Income (Loss):
Sphere	$(24.9)	$(93.8)	$68.9	73%
MSG Networks	32.1	15.2	16.9	112%
Total Operating Income (Loss)	$7.2	$(78.6)	$85.8	NM
Adjusted Operating Income:(1)
Sphere	$74.3	$13.1	$61.1	NM
MSG Networks	35.7	22.8	12.9	56%
Total Adjusted Operating Income	$110.0	$36.0	$74.0	NM

Note: Does not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1)See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Sphere
For the first quarter 2026, the Sphere segment reported revenues of $266.0 million, an increase of $108.4 million, or 69%, as compared to the prior year quarter.
Revenues related to The Sphere Experience increased $81.7 million as compared to the prior year quarter, which primarily reflected higher per-show revenue for The Wizard of Oz at Sphere. In the current year quarter, The Sphere Experience reflected 209 performances of The Wizard of Oz at Sphere as compared to 200 performances of Postcard from Earth and V-U2 An Immersive Concert Film in the prior year quarter.
Event-related revenues increased $24.4 million as compared to the prior year quarter, primarily due to (i) higher revenues from brand events, due to one additional brand event held in the current year quarter and higher per-event revenue, and (ii) higher revenues from concerts, primarily due to six additional concert residency shows held at Sphere in Las Vegas during the current year period.
Revenues from sponsorship, Exosphere advertising and suite license fees increased $1.6 million as compared to the prior year quarter, primarily reflecting an increase in sponsorship revenues and higher suite license fee revenues.
Other revenues increased $0.7 million as compared to the prior year quarter.
For the first quarter 2026, the Sphere segment had direct operating expenses of $99.2 million, an increase of $28.7 million, or 41%, as compared to the prior year quarter. Expenses associated with The Sphere Experience increased $18.1 million as compared to the prior year quarter, primarily due to higher per-show expenses for The Wizard of Oz at Sphere. Event-related expenses increased $10.8 million as compared to the prior year quarter, primarily due to (i) higher expenses from brand events, due to higher per-event expenses and an increase in the number of brand events held in the current year quarter, and (ii) higher expenses from concerts, due to an increase in the number of concert residency shows held at Sphere in Las Vegas, partially offset by lower per-concert expenses.
For the first quarter 2026, selling, general and administrative expenses of $106.6 million increased $10.2 million, or 11%, as compared to the prior year quarter, primarily due to the impact of mark-to-market adjustments on certain share-based compensation awards as a result of the appreciation in the Company’s stock price during the current year quarter.
For the first quarter 2026, operating loss of $24.9 million improved by $68.9 million, or 73%, and adjusted operating income of $74.3 million increased $61.1 million, both as compared to the prior year quarter, primarily due to the increase in revenues, partially offset by higher direct operating expenses and higher selling, general and administrative expenses.
MSG Networks
For the first quarter 2026, the MSG Networks segment reported total revenues of $120.4 million, a decrease of $2.6 million, or 2%, as compared to the prior year quarter.
Advertising revenue decreased $4.9 million as compared to the prior year quarter, primarily due to a lower number of live regular season professional sports telecasts. This decrease was partially offset by an increase in distribution revenue of $1.8 million, primarily reflecting the absence of revenues from Altice during MSG Networks’ non-carriage period from January 1, 2025 through February 21, 2025 in the prior year quarter, partially offset by a decrease in total subscribers of approximately 16.0% (excluding the impact of the Altice non-carriage period in the prior year quarter).
For the first quarter 2026, direct operating expenses of $70.4 million decreased $17.4 million, or 20%, as compared to the prior year quarter. Rights fees expense decreased $16.5 million as compared to the prior year quarter, primarily reflecting reductions in media rights fees as a result of the amendments to MSG Networks’ media rights agreements with certain professional sports teams.
For the first quarter 2026, selling, general and administrative expenses of $15.1 million decreased $2.8 million, or 15%, as compared to the prior year quarter. This decrease was primarily due to (i) lower professional fees of $3.6 million, mainly due to the absence of costs associated with pursuing a work-out of MSG Networks’ credit facilities recorded in the prior year quarter, and (ii) lower employee compensation and related benefits of $2.3 million, partially offset by (iii) higher advertising and marketing costs of $3.0 million.
For the first quarter 2026, operating income of $32.1 million increased $16.9 million as compared to the prior year quarter, primarily due to lower direct operating expenses and, to a lesser extent, lower selling, general and administrative expenses (including merger, debt work-out and acquisition related costs), partially offset by the decrease in revenues. Adjusted operating income of $35.7 million increased $12.9 million, or 56%, as compared to the prior year quarter, primarily due to lower direct operating expenses, partially offset by the decrease in revenues and higher selling, general and administrative expenses (excluding merger, debt work-out and acquisition related costs).

About Sphere Entertainment Co.
Sphere Entertainment Co. is a leader in immersive experiences, technology and media. The Company includes Sphere, an experiential medium powered by advanced technologies. The first Sphere opened in Las Vegas, with plans also announced for Sphere venues in Abu Dhabi and National Harbor. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.
Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense, (iv) restructuring charges or credits, (v) merger, debt work-out and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (viii) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, debt work-out and acquisition-related costs, including merger related litigation expenses, net of insurance recoveries, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in other income (expense), net, which is not reflected in operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #
Contacts:

Ari Danes, CFA Investor Relations (212) 465-6072
Grace Kaminer Investor Relations (212) 631-5076

Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 888-800-3155 / Conference ID Number 8089430
Conference call replay number is 800-770-2030 / Conference ID Number 8089430 until May 12, 2026

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenues	$386,412	$280,574
Operating expenses:
Direct operating expenses	169,647	158,323
Selling, general, and administrative expenses	121,703	114,269
Depreciation and amortization	84,367	84,229
Impairment and other losses, net	79	521
Restructuring charges	3,414	1,841
Operating income (loss)	7,202	(78,609)
Other income (expense):
Loss on extinguishment of debt	(2,071)	—
Interest income	3,951	3,878
Interest expense	(8,039)	(26,206)
Other expense, net	(1,424)	(1,340)
Loss from continuing operations before income taxes	(381)	(102,277)
Income tax benefit	4,841	20,323
Net income (loss)	$4,460	$(81,954)
Less: Net income attributable to participating securities	6,053	—
Net loss attributable to Sphere Entertainment Co.’s stockholders	$(1,593)	$(81,954)

Basic loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(0.04)	$(2.27)
Diluted loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(0.04)	$(2.27)

Weighted-average number of common shares outstanding:
Basic	35,878	36,110
Diluted	35,878	36,110

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, and Sphere Entertainment Non-Employee Director Plan.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain executives and employees.
•Impairment and other losses (gains), net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses.
•Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries. This adjustment eliminates costs related to mergers, debt work-outs and acquisitions, including litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended
	March 31,
	2026	2025
Operating income (loss)	$7,202	$(78,609)
Share-based compensation	13,910	21,595
Depreciation and amortization	84,367	84,229
Restructuring charges	3,414	1,841
Impairment and other losses, net	79	521
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	87	4,791
Amortization for capitalized cloud computing arrangement costs	917	1,579
Remeasurement of deferred compensation plan liabilities	—	21
Adjusted operating income	$109,976	$35,968

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended March 31, 2026
	Sphere	MSG Networks	Total
Revenues	$265,965	$120,447	$386,412
Operating expenses:
Direct operating expenses	99,226	70,421	169,647
Selling, general and administrative expenses	106,596	15,107	121,703
Depreciation and amortization	82,274	2,093	84,367
Impairment and other losses, net	79	—	79
Restructuring charges	2,673	741	3,414
Operating (loss) income	$(24,883)	$32,085	$7,202
Reconciliation to adjusted operating income:
Share-based compensation	13,143	767	13,910
Depreciation and amortization	82,274	2,093	84,367
Restructuring charges	2,673	741	3,414
Impairment and other losses, net	79	—	79
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	87	—	87
Amortization for capitalized cloud computing arrangement costs	917	—	917
Adjusted operating income	$74,290	$35,686	$109,976

	Three Months Ended March 31, 2025
	Sphere	MSG Networks	Total
Revenues	$157,545	$123,029	$280,574
Operating expenses:
Direct operating expenses	70,536	87,787	158,323
Selling, general and administrative expenses	96,404	17,865	114,269
Depreciation and amortization	82,005	2,224	84,229
Impairment and other losses, net	521	—	521
Restructuring charges	1,841	—	1,841
Operating (loss) income	$(93,762)	$15,153	$(78,609)
Reconciliation to adjusted operating income:
Share-based compensation	19,954	1,641	21,595
Depreciation and amortization	82,005	2,224	84,229
Restructuring charges	1,841	—	1,841
Impairment and other losses, net	521	—	521
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	988	3,803	4,791
Amortization for capitalized cloud computing arrangement costs	1,579	—	1,579
Remeasurement of deferred compensation plan liabilities	21	—	21
Adjusted operating income	$13,147	$22,821	$35,968

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	As of
	March 31,	December 31,
	2026	2025
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$630,151	$521,264
Accounts receivable, net	181,549	171,630
Related party receivables, current	20,215	24,457
Prepaid expenses and other current assets	71,655	92,824
Total current assets	903,570	810,175
Non-Current Assets:
Investments	37,650	38,725
Property and equipment, net	2,629,439	2,710,643
Right-of-use lease assets	88,851	91,372
Goodwill	344,772	344,772
Intangible assets, net	20,161	21,817
Other non-current assets	198,243	192,404
Total assets	$4,222,686	$4,209,908
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$36,484	$24,593
Accrued expenses and other current liabilities	427,060	431,477
Related party payables, current	11,404	14,301
Current portion of long-term debt, net	57,690	63,009
Operating lease liabilities, current	16,515	17,186
Deferred revenue	193,510	192,808
Total current liabilities	742,663	743,374
Non-Current Liabilities:
Long-term debt, net	752,700	767,439
Operating lease liabilities, non-current	111,463	113,824
Deferred tax liabilities, net	166,661	172,111
Other non-current liabilities	201,272	179,921
Total liabilities	1,974,759	1,976,669
Commitments and contingencies
Equity:
Class A Common Stock (a)	299	297
Class B Common Stock (b)	69	69
Additional paid-in capital	2,480,705	2,470,120
Treasury stock, at cost, 1,054 shares as of March 31, 2026 and December 31, 2025, respectively	(50,024)	(50,024)
Accumulated deficit	(181,981)	(186,441)
Accumulated other comprehensive loss	(1,141)	(782)
Total stockholders’ equity	2,247,927	2,233,239
Total liabilities and equity	$4,222,686	$4,209,908
_________________
(a)    Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 29,921 and 28,629 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively.
(b)    Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued and outstanding as of March 31, 2026 and December 31, 2025.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net cash provided by operating activities	$136,241	$6,348
Net cash used in investing activities	(5,005)	(17,570)
Net cash used in financing activities	(22,263)	(26,307)
Effect of exchange rates on cash, cash equivalents, and restricted cash	(86)	98
Net increase (decrease) in cash, cash equivalents, and restricted cash	108,887	(37,431)
Cash, cash equivalents, and restricted cash at beginning of period	521,264	515,633
Cash, cash equivalents, and restricted cash at end of period	$630,151	$478,202